UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Gordmans Stores, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 29, 2015

Dear Stockholders:

On behalf of Gordmans Stores, Inc., it is my pleasure to invite you to the 2015 Annual Meeting of Stockholders of Gordmans Stores, Inc., to be held at 300 North LaSalle Street, Chicago, Illinois on Thursday, June 4, 2015 at 11:00 a.m. Central Daylight Time.

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Annual Meeting of Stockholders and Proxy Statement for Annual Meeting of Stockholders which follows. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting. A copy of Gordmans Stores, Inc.’s 2014 Annual Report is also enclosed for your review.

We appreciate your support and look forward to seeing you at our annual meeting.

Sincerely,

Andrew T. Hall

President, Chief Executive Officer and Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 4, 2015

The Annual Meeting of Stockholders (the “Annual Meeting”) of Gordmans Stores, Inc. (“Gordmans” or the “Company”) will be held at 300 North LaSalle Street, Chicago, Illinois on Thursday, June 4, 2015 at 11:00 a.m. Central Daylight Time. At the Annual Meeting, our stockholders will be asked to:

1.	Elect the directors named in the accompanying Proxy Statement;
2.	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016; and
3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 4, 2015: This Notice of Annual Meeting and Proxy Statement and the 2014 Annual Report are available at http://investor.gordmans.com/financials.cfm.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying Proxy Statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:45 a.m. Central Daylight Time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the close of business on April 10, 2015. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

Andrew T. Hall

President, Chief Executive Officer and Secretary

Omaha, Nebraska

April 29, 2015

1926 South 67th Street

Omaha, Nebraska 68106

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD June 4, 2015

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Gordmans Stores, Inc. from the holders of shares of common stock of Gordmans Stores, Inc. to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 4, 2015, at 11:00 a.m. Central Daylight Time, at 300 North LaSalle Street, Chicago, Illinois.

As used in this Proxy Statement, the terms “we,” “our,” “us,” “Gordmans,” or the “Company” refer to Gordmans Stores, Inc.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board is soliciting proxies for the Annual Meeting. You are receiving a Proxy Statement because you owned shares of our common stock at the close of business on April 10, 2015, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of Annual Meeting of Stockholders, a proxy card, this Proxy Statement and the 2014 Annual Report are being mailed to stockholders on or about May 5, 2015.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to act upon the matters outlined in the Notice of Annual Meeting of Stockholders. In addition, management will report on our performance during the fiscal year ended January 31, 2015 (“fiscal year 2014”) and respond to questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 10, 2015, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the meeting.

If, as of the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee will provide voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Who can attend the meeting?

All of our common stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 10:45 a.m. Central Daylight Time. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a brokerage firm, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 19,583,523 shares of our common stock outstanding and eligible to vote. There is no cumulative voting.

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for purposes of the Annual Meeting, thereby permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 19,583,523 shares of our common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 9,791,762 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of establishing a quorum, but will not be deemed a vote cast with respect to the “non-discretionary” matters to be acted upon at the meeting. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will not be permitted to vote on your behalf with respect to the “non-discretionary” proposals set forth in the Proxy Statement if you do not provide voting instructions on such matters. The ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2015 is considered to be a discretionary matter and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. Your brokerage firm will not be permitted to vote on your behalf with respect to “non-discretionary” proposals set forth in the Proxy Statement if it does not receive instructions from you.

In tabulating the voting results, abstentions generally have the effect of a negative vote. Broker non-votes have no effect on the voting results since, by definition, they are not entitled to be cast on a matter. With regard to the election of directors, since directors are elected by a plurality, both abstentions and broker non-votes will have no effect.

How do I vote?

If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. You may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If you attend the Annual Meeting in person, you may vote at the meeting and your proxy (if you previously returned one) will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the Annual Meeting other than those outlined in the notice of the Annual Meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of certain proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

Can I change or revoke my vote after I vote or return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with our corporate Secretary a notice of revocation or another proxy bearing a later date or by attending the Annual Meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy and who is bearing the costs of this solicitation?

We are soliciting this proxy on behalf of the Board by mail and we will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other associates may, without compensation other than their regular compensation as an officer or associate, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for those services, which would not be significant. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and for obtaining proxies.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

Our Amended and Restated Bylaws (our “Bylaws”) require that we receive advance notice of any proposal to be brought before the Annual Meeting by our stockholders, and we have not received notice of any such proposals. If any other matters properly come before the Annual Meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors (Proposal No. 1). Directors are elected by a plurality of the votes cast at the meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. You may vote “FOR” all or some of the nominees or you may “WITHHOLD” your vote for some or all of the nominees. You may not cumulate your votes for the election of directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A vote to “WITHHOLD” will have no effect on the outcome.

Ratification of the Appointment of Grant Thornton LLP (Proposal No. 2). Stockholders may vote “FOR” or “AGAINST” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2015, or may abstain from voting. Approval of Proposal No. 2 requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting.

A properly executed proxy marked “abstain” will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission (“SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.

How may I obtain a copy of Gordmans’ Bylaws provisions regarding stockholder proposals and director nominations?

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How may I view a list of Gordmans’ stockholders?

A list of our stockholders entitled to attend and vote at the Annual Meeting will be available for viewing during normal business hours during the ten days preceding the date of the Annual Meeting at our offices located at:

1926 South 67th Street

Omaha, Nebraska 68106

The list will also be available for viewing at the Annual Meeting. You must be a stockholder of Gordmans and present valid identification to view the list.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board consists of eight directors and is divided into three classes as follows: three directors are designated as Class I directors, two directors are designated as Class II directors and three directors are designated as Class III directors. The current term of office of our Class II directors expires at the Annual Meeting, while the term for Class III directors expires at the 2016 annual meeting of stockholders and the term for Class I directors expires at the 2017 annual meeting of stockholders. Upon recommendation by the Nominating and Corporate Governance Committee of the Board, the Board has nominated the following two persons to serve as Class II directors for a term beginning at the 2015 Annual Meeting and ending at the 2018 annual meeting of stockholders: Brian J. Urbanek, who replaced Jason H. Neimark on the Board on May 28, 2014, and Kenneth I. Tuchman. Each of the nominees is currently a director and has consented to serve for another term if elected. If any of the nominees become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to us cannot be voted at the Annual Meeting for nominees other than those nominees named in this Proxy Statement.

The name of each nominee for director, their ages as of March 31, 2015, and other information about each nominee are set forth below:

Brian J. Urbanek.  Mr. Urbanek, age 42, has been a director of Gordmans since May 2014 and was previously a director of the Company from April 2010 to April 2011. Mr. Urbanek, a Managing Director at Sun Capital Partners, Inc., has had extensive experience in mergers and acquisitions and corporate finance, including corporate acquisitions and divestitures, strategic rollups, leveraged finance issuances, and public and private equity offerings. Prior to joining Sun Capital Partners in February 2006, Mr. Urbanek served as Vice President in the Investment Banking Group with Stephens, Inc. from 2004 to 2006 and as Vice President, Investment Banking with Bear Stearns and Co., Inc. from 2002 to 2004.

As a result of these and other professional experiences, Mr. Urbanek possesses particular knowledge and experience in accounting, corporate finance and capital structure, and strategic planning and leadership of complex organizations across multiple industries that strengthens the Board’s collective qualifications, skills and experience.

Kenneth I. Tuchman.  Mr. Tuchman, age 64, has been a director of Gordmans since July 2010. Mr. Tuchman has been a Vice Chairman in the investment and corporate banking practice at BMO Capital Markets, a financial services provider, since 2010 and has over 30 years of experience in investment banking, with a focus on mergers and acquisitions in the retail and consumer industries. Prior to serving as a Vice Chairman at BMO, Mr. Tuchman was an independent business advisor to several privately held businesses, which included retail and non-retail companies, from 2009 to 2010. Mr. Tuchman served as a Vice Chairman in the investment and corporate banking practice at Bank of America Merrill Lynch, a financial services provider, from 2007 to 2009 and as Vice Chairman of Wasserstein Perella & Co. (including its successor firms, Dresdner, Kleinwort Wasserstein and Dresdner Kleinwort), an investment banking and financial services provider, from 1997 to 2007. Mr. Tuchman previously served on the board of directors of Parisian Department Stores.

As a result of these and other professional experiences, Mr. Tuchman possesses particular knowledge and experience in the retail industry and of accounting, finance and capital structure that strengthens the Board’s collective qualifications, skills and experience.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS

VOTE FOR EACH OF THE DIRECTORS LISTED ABOVE.

Other Directors Not Standing for Election at this Meeting

Other than the current nominees, the six (6) remaining members of the Board will continue to serve as members of our Board. The name of each director who will continue to serve after the Annual Meeting, their ages as of March 31, 2015, and other information are set forth below:

Class I directors:

Andrew T. Hall.  Mr. Hall, age 54, joined Gordmans in August 2014 as President, Chief Executive Officer and Secretary. Mr. Hall has extensive experience in the retail industry. Prior to joining Gordmans, Mr. Hall served in various capacities with Stage Stores, Inc. from 2006 to 2012, where he most recently served as President and Chief Executive Officer from 2008 to 2012. Prior to Stage Stores, Mr. Hall served in roles of increasing responsibility with several former May Department Stores Company divisions (now part of Macy’s), most recently serving as Chairman of the Foley’s Store Division from 2003 to 2006. Mr. Hall served on the Board of Directors of Stage Stores from 2008 until 2012.

As a result of these and other professional experiences, Mr. Hall possesses particular knowledge and experience in retail merchandising; accounting and finance; and apparel and consumer goods that strengthen the Board’s collective qualifications, skills and experience.

Stewart M. Kasen.  Mr. Kasen, age 75, has been a director of Gordmans since November 2010. Mr. Kasen has extensive experience in the retail industry. He served as President and Chief Executive Officer of S&K Famous Brands, Inc., a chain of menswear retail stores, from 2002 through his retirement in 2007. Prior to joining S&K, he served as Chief Executive Officer of several retail organizations including Schwarzschilds, a fine jewelry chain, and Best Products Co., Inc., a catalog showroom. Prior to joining Best Products Co., Inc., Mr. Kasen served in various capacities in two divisions of Carter Hawley Hale Stores over a 24 year period, including serving as President and Chief Executive Officer of Emporium-Capwell Co. from 1987 to 1989 and Thalhimers Bros. Co., Inc. from 1984 to 1987. Mr. Kasen currently serves on the Board of Directors of Retail Holdings NV, a Netherland Antilles public company that distributes consumer durable products in selected emerging markets in Asia, as well as Markel Corp., a financial holding company whose principal business is underwriting specialty insurance products. He has also served on a number of public boards including Lenox Group Inc., Elder-Beerman Stores Corp., O’Sullivan Industries Holdings Inc. and K2, Inc.

As a result of these and other professional experiences, Mr. Kasen possesses particular knowledge and experience in retail merchandising; accounting and finance; and apparel and consumer goods that strengthen the Board’s collective qualifications, skills and experience.

James A. Shea.  Mr. Shea, age 69, has been a director of Gordmans since November 2010. In 2010, Mr. Shea retired from AutoZone, Inc., a national auto parts chain, where he held the position of Executive Vice President of Merchandising, Marketing and Supply Chain since 2005. Prior to joining AutoZone, Mr. Shea co-founded Portero, an Internet retailer of luxury goods. Between 1999 and 2003, he was Chief Executive Officer and a director of Party City, a specialty party good chain and Halloween specialty retailer. Mr. Shea has also held senior merchandising executive positions with various retail and consumer companies, including Lechters Housewares, May Company, Target Corporation and Eddie Bauer.

As a result of these and other professional experiences, Mr. Shea possesses particular knowledge and experience in the retail industry, including merchandising and marketing, and accounting and finance that strengthen the Board’s collective qualifications, skills and experience.

Class III directors:

T. Scott King, Chairman.  Mr. King, age 63, has been a director of Gordmans since February 2013 and served as Interim President, Chief Executive Officer and Secretary from March 2014 until August 2014 when Mr. Hall was appointed as President, Chief Executive Officer and Secretary. Mr. King was with Sun Capital Partners, Inc.

from 2003 until his retirement in September 2014 (other than a leave of absence while he served as our Interim President, Chief Executive Officer and Secretary) and most recently served as a Senior Managing Director. Mr. King has over 30 years of experience in senior finance and operations management, including: Chief Executive Officer and President, Waterlink, Inc., a water treatment equipment retailer, from 1998 to 2002; and President of the Consumer Brands Division at The Sherwin Williams Company from 1977 to 1998.

As a result of these and other professional experiences, Mr. King possesses particular knowledge and experience in retail merchandising; marketing, accounting and finance, and capital structure; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

Mark E. Brody.  Mr. Brody, age 53, has been a director of Gordmans since October 2014. Mr. Brody has served as a Managing Director and Group Chief Financial Officer at Sun Capital Partners, Inc. since 2006. Mr. Brody has over 30 years of experience in finance, accounting and corporate strategy development including: Chief Financial Officer, Flight Options, from 2001 to 2006, and prior to Flight Options served in Chief Financial Officer or Vice President, Finance positions for manufacturing-related public companies, including Sudbury, Inc., Essef Corporation, Anthony & Sylvan Pools, and Waterlink, Inc. Mr. Brody also serves on the board of several other Sun Capital Partners, Inc. affiliated portfolio companies, including Vince Holding Corp., a public company.

As a result of these and other professional experiences, Mr. Brody possesses particular knowledge and experience in accounting and corporate finance and corporate strategy development across multiple industries that strengthens the Board’s collective qualifications, skills and experience.

Donald V. Roach.  Mr. Roach, age 57, has been a director of Gordmans since 2008. Mr. Roach has been with Sun Capital Partners, Inc. since 2008 as a Group Chief Financial Officer, other than a leave of absence from August 2015 to April 2015 where Mr. Roach served as interim Chief Executive Officer of V&D Group, a Netherlands based department store that is a Sun Capital Partners, Inc. affiliated portfolio company, from August 2014 to March 2015 and as interim Chief Operating Officer of V&D Group from March 2015 to April 2015. Mr. Roach has over 30 years of experience in senior finance and operations management, including: Senior Vice President, Operations, The Bombay Company, a home décor retailer, from 2002 to 2008; Acting Chief Financial Officer of Guess? Inc. from 2001 to 2002; and Executive Vice President, Chief Operating Officer of eFanShop.com, a start-up internet business, from 2000 to 2001.

As a result of these and other professional experiences, Mr. Roach possesses particular knowledge and experience in retail merchandising and marketing; accounting, finance and capital structure; apparel and consumer goods; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

CORPORATE GOVERNANCE

Code of Conduct

Our Code of Conduct is applicable to all of our officers, directors and associates, including our Chief Executive Officer and Chief Financial Officer. Our Code of Conduct is available on our website at http://investor.gordmans.com/governance.cfm. You may contact our Secretary at our principal executive offices for a printed copy of our Code of Conduct. Our Code of Conduct is periodically reviewed by our Nominating and Corporate Governance Committee, and changes are recommended to the Board as appropriate. Any amendments or waivers of our Code of Conduct pertaining to a member of the Board or one of our executive officers will be disclosed on our website at the above-referenced address.

Board Composition and Director Independence

Our Amended and Restated Certificate of Incorporation provides that the Board shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. The Board currently consists of eight members and, following the Annual Meeting, if all director nominees are elected to the Board, the Board will continue to consist of eight members with no vacancies. Any additional directorships resulting from an increase in the number of directors may be appointed only by the directors then in office. For so long as affiliates of Sun Capital Partners, Inc. (“Sun Capital”) own 30% or more of our outstanding shares of common stock, they will have the right to designate a majority of our Board of Directors, provided that, at such time as we are not a “controlled company” under the NASDAQ Stock Market corporate governance standards, a majority of our Board of Directors will be “independent directors,” as defined under the rules of the NASDAQ Stock Market. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal.

We are a “controlled company” for purposes of the corporate governance rules of the NASDAQ Stock Market corporate governance standards by virtue of the fact that affiliates of Sun Capital control more than 50% of the total voting power of our common stock. As a controlled company, exemptions under the standards free us from the obligation to comply with certain corporate governance requirements, including the following requirements:

•	that a majority of our directors be “independent directors”;

•	that we have a nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we conduct annual performance evaluations of the nominating committee and compensation committee.

These exemptions do not modify the independence requirements for our Audit Committee. All members of our Audit Committee are required to be “independent directors,” as defined under the rules of the NASDAQ Stock Market and the SEC.

Once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the Compensation Committee and Nominating and Corporate Governance Committee, subject to the phase-in rules of the NASDAQ Stock Market as follows: (1) we must have one independent committee member on the date we are no longer a “controlled company”; (2) we must have a majority of independent committee members within 90 days of the date we are no longer a “controlled company”; and (3) all committee members must be independent within one year of the date we are no longer a “controlled company.” Additionally, we will have 12 months from the date we cease to be a “controlled company” to have a majority of independent directors on our Board of Directors.

The Board has determined that Messrs. Kasen, Shea and Tuchman meet the criteria for independence set forth in Section 5605(a)(2) of the NASDAQ Stock Market corporate governance rules.

Board Leadership Structure and Executive Sessions

We have a separate Chairman and Chief Executive Officer, with Mr. King serving as our Chairman and Mr. Hall serving as our Chief Executive Officer. In March 2014, Jeff Gordman resigned as President, Chief Executive Officer and Secretary and as a member of the Board of Directors of the Company. The Board appointed Mr. King as Interim President, Chief Executive Officer and Secretary of the Company until the appointment of Mr. Hall as President, Chief Executive Officer and Secretary of the Company in August 2014. While Mr. King served as both Chairman and Chief Executive Officer from March 2014 to August 2014, those roles were separated upon the appointment of Mr. Hall as Chief Executive Officer. The Board currently believes that having a separate Chairman and Chief Executive Officer provides an appropriate separation of duties and is in the best interests of our stockholders.

The Board believes that the independent directors provide effective oversight of management. Our independent directors meet in executive sessions on a periodic basis. The Board has not selected a lead independent director; however, for executive sessions of independent directors, the participating directors select one director to preside at the executive session and consult with the Chairman and the Chief Executive Officer following the session. In the future, the Board may determine to appoint a lead independent director, in which case such director would act as an active liaison and point of contact between management and our independent directors.

The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will continue to review its leadership structure as appropriate to ensure it continues to be in the best interests of our stockholders.

Role of Board in Risk Oversight

Our management team is responsible for our day-to-day risk management, and the Board is responsible for risk oversight. The Board executes its risk management responsibility directly and through its committees. During Board meetings, the Board regularly receives reports from our senior executive officers. These reports are designed to provide the Board with a detailed understanding of our business operations that both apprise the Board of risks we face and enable the Board to assess risks effectively.

The Audit Committee has responsibility for overseeing the Company’s enterprise risk management process. The Audit Committee receives reports from our management team, including reports that rank and assess risks we face and an assessment of the effectiveness of our internal controls over financial reporting, which are typically reviewed on a quarterly basis. Overall risk areas include financial risk assessments, risk management policies, information technology risks, major financial risk exposures and the steps management has taken to monitor and mitigate such risks and exposures. The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee receives reports, including reports from management, and discusses whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee provides oversight of our compliance programs and assists the Board’s other standing committees with respect to their oversight of our compliance programs.

Outside Advisors

The Board and its committees are free to engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues, at our expense, and are provided full access to our officers and associates.

Director Attendance at Board Meetings and Annual Meetings of Stockholders

During fiscal year 2014, our Board met seven times, our Audit Committee met six times, our Compensation Committee met seven times and our Nominating and Corporate Governance Committee met five times. Each director attended at least 75% of the aggregate number of Board meetings and committee meetings of which such director was a member for the time such director was a member during fiscal year 2014, either in person or via teleconference. Each director attended the annual meeting of stockholders held in May 2014.

Communications with the Board

Stockholders or interested parties may send communications to our directors as a group or individually, by writing to those individuals or the group: c/o Gordmans Stores, Inc., Corporate Secretary, 1926 South 67th Street, Omaha, Nebraska 68106, or electronically on our website at http://investor.gordmans.com/contactus.cfm. The Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or our business to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions) or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Board Committees

We currently have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table which follows sets forth committee memberships as of the date of this proxy statement.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Mark E. Brody			X	*
Andrew T. Hall					X
Stewart M. Kasen	X
T. Scott King					X
Donald V. Roach			X		X	*
James A. Shea	X
Kenneth I. Tuchman	X	*
Brian J. Urbanek			X

* Indicates chairman of the committee.

Because we are a “controlled company” for purposes of the corporate governance rules of the NASDAQ Stock Market, we are exempt from the rules that would otherwise require that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and the rules of the NASDAQ Stock Market.

Our Compensation Committee and Nominating and Corporate Governance Committee are currently comprised of directors who have not been determined to meet the definition of “independent directors” for purposes of serving on such committees. As stated above, once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the Compensation Committee and Nominating and Corporate Governance Committee, subject to applicable phase-in rules.

Audit Committee

The Audit Committee assists the Board in its oversight responsibilities relating to financial matters. As required by the NASDAQ corporate governance rules, none of the members of our Audit Committee have participated in the preparation of the financial statements of the Company and each of the members is able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of operations and cash flow statement. In addition, the Board has determined that Mr. Tuchman qualifies as an “audit committee financial expert” within the meaning of SEC regulations and comparable NASDAQ corporate governance requirements.

Our Board adopted a formal written Audit Committee charter on August 2, 2010, which is reviewed and reassessed by our Audit Committee for adequacy on a regular basis and revised as necessary. Our Audit Committee Charter is available on our website at http://investor.gordmans.com/governance.cfm.

Among other matters enumerated in the charter, our Audit Committee has responsibility for: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions.

All members of the Audit Committee are “independent” under the heightened independence standard required for audit committee members under the NASDAQ Stock Market corporate governance rules and the rules of the SEC.

Compensation Committee

Our Compensation Committee charter is reviewed and reassessed by our Compensation Committee for adequacy on a regular basis and revised as necessary. Our Compensation Committee Charter is available on our website at http://investor.gordmans.com/governance.cfm.

Among other matters enumerated in its charter, our Compensation Committee has responsibility for: (1) reviewing key associate compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; (4) administrating stock plans and other incentive compensation plans; and (5) preparing the compensation committee report on executive officer compensation required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in the Company’s annual proxy statement or Annual Report on Form 10-K.

Our Compensation Committee charter allows the Compensation Committee to retain a consultant to assist in determining or recommending the amount or form of executive or director compensation. The Compensation Committee retained Hay Group for fiscal year 2014 to assist the Compensation Committee in its review of the executive and CEO compensation structure and strategy.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee assists the Board in its oversight of Board composition, corporate governance policies and practices and related matters. Our Nominating and Corporate Governance Committee charter is reviewed and reassessed by our Nominating and Corporate Governance Committee for adequacy on a regular basis and revised as necessary. Our Nominating and Corporate Governance Committee Charter is available on our website at http://investor.gordmans.com/governance.cfm.

Among other matters enumerated in its charter, our Nominating and Corporate Governance Committee has responsibility for: (1) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (2) overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and (3) identifying best practices and recommending corporate governance principles.

Director Candidates and Diversity

The Nominating and Corporate Governance Committee identifies, recruits and recommends candidates for the Board and is responsible for reviewing and evaluating any candidates recommended by stockholders. The committee’s recommendations are submitted to a vote of the full Board. Candidates approved by a majority of the Board will be presented to stockholders for election at the annual meeting of stockholders.

All director nominees must possess certain core competencies, some of which may include experience in retail, e-commerce, consumer products, real estate, store operations, finance and accounting, product design, merchandising, marketing, general operations, strategy, supply chain, human resources, technology, or experience as a chief executive officer. In addition to having one or more of these core competencies, director nominees are identified and considered on the basis of experience, historical knowledge of the Company’s business, integrity, diversity, leadership, reputation, and, in the case of outside directors, the ability to understand our business. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. All director nominees are pre-screened to ensure that each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination. We may engage, for a fee, search firms to identify and assist the Nominating and Corporate Governance Committee with identifying, evaluating and screening candidates for the Board.

In evaluating candidates for election to the Board, the Nominating and Corporate Governance Committee and the Board seek the most qualified individuals based on the criteria and desired qualities described above and consider diversity in the following manner. We believe a diversity of professional backgrounds enhances the Board’s performance of its leadership and oversight functions in that directors with a variety of professional experience and expertise will be able to view all of the different elements and aspects of our business from different critical viewpoints and ask questions and make proposals and decisions from a broader range of professional views. Such diversity enables a broader critical review of more aspects of our business which we believe enhances, among other things, the Board’s oversight of our risk management processes.

The Company’s Bylaws contain a procedure allowing for the nomination by stockholders of proposed directors. Our Nominating and Corporate Governance Committee will consider director nominees submitted by our stockholders for election.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, the members of our Compensation Committee were Messrs. Brody, Urbanek, Roach, Neimark and King. In March 2014, Mr. King ceased to be a member of the Compensation Committee as a result of his appointment as Interim President, Chief Executive Officer and Secretary of the Company. After Mr. King’s tenure as Interim President, Chief Executive Officer and Secretary ended in August 2014, Mr. King was not re-appointed to the Compensation Committee. Mr. Urbanek replaced Mr. Neimark on the Compensation Committee upon his appointment to and Mr. Neimark’s resignation from the Board in May 2014. Mr. Brody was appointed to the Compensation Committee upon his appointment to the Board in October 2014. Other than Mr. King, no member of our Compensation Committee is or has been an officer or employee of the Company, and none of our executive officers served on the compensation committee or board of directors of any entity that employed any member of our Compensation Committee or Board. There are, and during fiscal year 2014 there were, no interlocking relationship between any of our executive officers and the Compensation Committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

Messrs. Brody, Roach and Urbanek are affiliated with Sun Capital. In connection with our initial public offering in August 2010, we entered into a Services Agreement with Sun Capital Partners Management V, LLC (“Sun Capital Management”), an affiliate of Sun Capital, to (1) reimburse Sun Capital Management for out-of-pocket expenses incurred in providing consulting services to us and (2) provide Sun Capital Management with customary indemnification for any such services. We reimbursed Sun Capital $0.4 million in fiscal year 2014 for expenses under this Services Agreement, including professional consulting services paid by Sun Capital and provided by an unrelated third party related to the search for a new chief executive officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we have with our named executive officers as required under the rules of the SEC. The SEC rules require disclosure for the principal executive officer (our Chief Executive Officer or CEO) and principal financial officer (our Chief Financial Officer or CFO), regardless of compensation level, and the three most highly compensated executive officers both during and at the end of the last completed fiscal year, other than the CEO and CFO. We are including for disclosure seven named executive officers because Jeffrey J. Gordman, as our former President, Chief Executive Officer and Secretary, who resigned in March 2014, and T. Scott King, as our former Interim President, Chief Executive Officer and Secretary, who started in March 2014 and resigned in August 2014 upon the appointment of our current President, Chief Executive Officer and Secretary, each served as the principal executive officer for part of fiscal year 2014. All of these named executive officers are referred to in this Compensation Discussion and Analysis as our “NEOs.”

Our NEOs for fiscal year 2014 were:

Name	Title

Andrew T. Hall	Director, President, Chief Executive Officer and Secretary

T. Scott King*	Chairman of the Board of Directors and former Interim President, Chief Executive Officer and Secretary

Jeffrey J. Gordman*	Former Director, President, Chief Executive Officer and Secretary

Michael D. James	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Geoffrey B. Ayoub	Senior Vice President of Planning, Allocation and Analysis

Tracie L. Wickenhauser	Senior Vice President of Stores

Michael E. Wirkkala	Executive Vice President of Operations and Chief Operating Officer

*	Effective March 24, 2014, Mr. Gordman retired as Director, President, Chief Executive Officer and Secretary of the Company. Mr. King, Chairman of the Board of Directors, was named Interim President, Chief Executive Officer and Secretary upon Mr. Gordman’s retirement in March 2014 and served in that role through August 2014 when Mr. Hall was appointed as President, Chief Executive Officer and Secretary.

At our 2014 annual meeting of stockholders, we submitted our executive compensation program to an advisory vote of our stockholders and it received an overwhelming level of support at approximately 99% of the total votes cast on the proposal. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including the say-on-pay vote. Based on the high level of support obtained in 2014, the Compensation Committee did not deem it necessary to implement any significant changes to the program. Nonetheless, the Compensation Committee continues to consider and monitor stockholder feedback in its subsequent executive compensation decision making and reviews our executive compensation program to ensure it aligns with our executive compensation objectives and philosophy. In addition, at our 2011 annual meeting, approximately 84% of our stockholders supported a vote every three years on our executive compensation program and, in response, our Board has decided to hold a vote on say-on-pay every three years, with the next vote set to occur at the 2017 annual meeting of stockholders.

Executive Compensation Objectives and Philosophy

The executive compensation programs in place for fiscal year 2014 were set by our Compensation Committee. The Compensation Committee reviews and approves the compensation of our NEOs (and, in the case of our Chief Executive Officer, recommends such compensation to our Board for approval) and oversees and administers our executive compensation programs and initiatives. We expect that, over time, the specific direction, emphasis and components of our executive compensation program will continue to evolve.

The Compensation Committee meets outside the presence of all of our NEOs to consider appropriate compensation for our President and Chief Executive Officer. For all other NEOs, the Compensation Committee meets outside the presence of all NEOs except our President and Chief Executive Officer. In setting fiscal year 2014 compensation for our NEOs, our President and Chief Executive Officer at the time (Mr. Gordman) reviewed each of the other NEO’s performance with the Compensation Committee and recommended appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all such NEOs. Based upon the recommendations from our President and Chief Executive Officer and in consideration of the objectives and principles described below, the Compensation Committee approves the annual compensation packages of our NEOs (other than our President and Chief Executive Officer). Our Compensation Committee annually analyzes our President and Chief Executive Officer’s performance and determines his base salary, cash performance awards and grants of long-term equity incentive awards. Fiscal year 2015 compensation for our NEOs, including our President and Chief Executive Officer, will be reviewed and set using the same process.

For fiscal year 2014, the Compensation Committee retained an independent compensation consulting firm, Hay Group, to assist in its review of our executive and CEO compensation structure and strategy. Hay Group assisted the Compensation Committee with analyzing competitive peer company market data and relevant information relating to the Company’s compensation programs. Hay Group looked at the competitiveness of our compensation arrangements with our executive officers by benchmarking our compensation programs against peer companies.

Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in our industry;

•	reward executives whose knowledge, skills and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the contributions each executive officer makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our Company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-term objectives.

Benchmarking Analysis

Hay Group was engaged by the Compensation Committee in fiscal year 2014 to benchmark our executive and CEO compensation structure and strategy against peer positions in the retail industry. All aspects of executive and CEO compensation were benchmarked by Hay Group, including cash compensation (base salary and non-equity incentive compensation) and equity incentive compensation. The peer group for the benchmarking analysis was derived from the Hay Group’s Retail Industry Survey, which includes approximately 200 retail companies of various sizes with executive positions similar to us on the basis of functional responsibility, which was deemed appropriate by the Compensation Committee. Below are a number of the peer companies who participated in the survey that, based on industry, size, including annual revenues, and other characteristics we consider to be most relevant:

Abercrombie & Fitch	J.C. Penney	Ross Stores
Aeropostale	Kohl’s	Shopko
American Eagle Outfitters	L Brands	Stage Stores
Express	Macy’s	Target
Gap	Nordstrom	The TJX Companies

The Compensation Committee utilizes the benchmarking analysis to provide context for its compensation decision making. The Compensation Committee reviews each component of cash compensation (base salary and non-equity incentive compensation) and equity incentive compensation independently as well as aggregate compensation. Although the Committee considered the results of the benchmarking analysis, it did not make any determinations or changes in executive compensation based solely on the benchmarking analysis alone and did not target executive compensation to a specific range within the peer group. We expect that the Compensation Committee will continue to evaluate benchmarking information as it makes determinations about compensation in the future.

In benchmarking our executive and CEO compensation structure and strategy, Hay Group’s analysis focused on the competitiveness of the following aspects of our executive and CEO compensation program compared to the peer group:

•	base salary;

•	total cash compensation, including base salary and non-equity incentive compensation; and

•	total direct compensation, including total cash compensation and long-term equity based compensation.

In reviewing our executive and CEO cash compensation structure and strategy, the base salaries and total cash compensation were, on average, at the median or lower than that of similarly situated executives within the peer group. As a result of this market analysis and consistent with the overall objectives of our executive compensation program, the base salaries for several of our executive officers were adjusted in fiscal year 2014 to be more in line with market data. Following these increases, the base salaries for our executives in fiscal year 2014 were more in line with market data, generally near the median. Additional increases to base salaries for certain of our executive officers may occur in fiscal year 2015 to be more in line with market data as the Compensation Committee deems appropriate. Further, the review of our non-equity incentive compensation structure and strategy resulted in enhancements to our performance-based cash incentive awards program in fiscal year 2014 consistent with the overall objectives of our executive compensation program. These enhancements included the elimination of the individual performance component of the cash incentive award for our executive officers, consistent with our CEO, and an adjustment to the bonus target percentage for our CEO to be more in line with market data and meet the objectives of our executive compensation program.

In reviewing our equity incentive structure, the structure of our equity incentive compensation program was compared to the market data from the benchmarking analysis, including the type of equity incentive awards issued to executive officers and the CEO and how the amount of equity incentive compensation compares to total executive compensation. In general, the market analysis showed that the amount of our equity incentive compensation compared to total executive compensation was generally at the median of our peer group. We expect the Compensation Committee will continue to review the types of equity incentive awards issued to executive officers and the CEO in the future.

Risk Management and Assessment

We have reviewed our compensation policies and practices with respect to risk-taking incentives and risk management, and do not believe that potential risks arising from our compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

Our current executive compensation program consists of the following components:

•	base salary;

•	annual cash incentive awards linked to corporate financial objectives;

•	long-term equity based compensation; and

•	other executive benefits.

These elements, on an aggregate basis, are intended to substantially satisfy the overall objectives of our executive compensation program. We strive to achieve an appropriate mix between the various elements of our executive compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances. Generally, the amount of our performance-based cash incentives are determined as a percentage of the recipient’s base salary. See “Performance-Based Cash Incentive Awards.” Our long-term equity based compensation is available for allocation among our executive officers (including our NEOs) and other management level associates, with the amount awarded to each recipient determined based on such recipient’s position and total compensation.

Base Salary

An evaluation of each NEO’s performance was conducted at the beginning of fiscal year 2014 by our former President and Chief Executive Officer, and each NEO’s annual increase in base pay, if any, was determined based on various factors, including the Company-wide merit increase guideline for the year, our financial performance, the NEO’s overall individual performance rating , the NEO’s current salary in relation to the salary range established for the NEO’s position and the results of the benchmarking analysis. The Board reviewed and approved all base salary adjustments recommended by our President and Chief Executive Officer at the time.

The base salary of each person who served during the year as President and Chief Executive Officer was reviewed by our Compensation Committee and ultimately approved by our Board of Directors.

The fiscal year 2014 annual base salary for each of our NEOs is set forth below.

Name	Base Salary(1)
Andrew T. Hall(2)	$725,000
T. Scott King(3)	$700,000
Jeff Gordman(4)	$647,000
Michael D. James	$242,000
Geoffrey B. Ayoub	$278,000
Tracie L. Wickenhauser	$300,000
Michael E. Wirkkala	$310,000

(1)	Represents the annual base salary for each NEO as of January 31, 2015, except as noted below.

(2)	Mr. Hall’s employment with us began on August 19, 2014.
(3)

Mr. King served as our Interim President, Chief Executive Officer and Secretary from March 24, 2014 through August 19, 2014 and as a paid advisor from August 19, 2014 through August 30, 2014, a total of 23 weeks, at a base salary of $700,000 as a result of the retirement of our former President, Chief Executive Officer and Secretary on March 24, 2014 and until the appointment of Mr. Hall as President, Chief Executive Officer and Secretary on August 19, 2014.

(4)	Represents Mr. Gordman’s annual base salary through March 24, 2014, his date of resignation.

Salaries for our NEOs are reviewed and adjusted annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. As noted above, we expect that the Compensation Committee will recommend a compensation package (including base salary) for fiscal year 2015 that is consistent with our compensation philosophies.

Performance-Based Cash Incentive Awards

Our President and Chief Executive Officer and Compensation Committee have authority to award annual cash bonuses to our executive officers. On an annual basis, or at the commencement of an executive officer’s employment with us, our President and Chief Executive Officer and Compensation Committee typically set a target level of bonus compensation that is structured as a percentage of annual base salary for all NEOs other than the President and Chief Executive Officer. For fiscal year 2014, corporate financial performance was the sole component used for purposes of determining the amount of cash incentive awards payable to an NEO.

The target annual incentive award for our President and Chief Executive Officer is established by the Compensation Committee and approved by the Board and is tied to corporate financial performance.

The actual bonuses awarded in any year, if any, may be more or less than the target, depending on the achievement of corporate financial objectives, but may vary based on other factors at the discretion of our President and Chief Executive Officer and/or Compensation Committee. We believe that establishing cash bonus opportunities helps us attract and retain qualified and highly skilled executives. These annual bonuses are intended to reward executive officers who have a positive impact on our financial performance.

For fiscal year 2014, corporate financial performance was linked to achievement of a target net income of $8.5 million. We believe that net income is the best measure of the Company’s overall financial performance. Upon attaining the target net income, all NEOs other than our President and Chief Executive Officer would have earned a cash incentive award equal to 45% of his or her fiscal year 2014 base salary. The cash incentive award was able to be increased or decreased, in each case on a pro-rata basis, provided that no cash incentive would have been awarded for the corporate financial performance component unless net income of $6.6 million was attained. The fiscal year 2014 cash incentive program does not provide for discretionary bonuses. We use our audited financial statements as the official source for determining the net income achieved by the Company.

Any incentive award may be revoked at any time if subsequent audits detect any discrepancies in accounting or inventory practices. Associates, including our NEOs, involved in these types of discrepancies may also face disciplinary actions up to, and including, termination of employment.

While there was no individual performance component of the cash incentive award in fiscal year 2014, our President and Chief Executive Officer has the authority to adjust an executive officer’s cash incentive award should our President and Chief Executive Officer feel that the executive officer is not meeting expectations and/or achieving the objectives established and agreed upon for fiscal year 2014.

The following table sets forth, for all of our executive officers (including our NEOs), other than our President and Chief Executive Officer, the fiscal year 2014 net income targets as well as the aggregate available bonus pool for purposes of the cash incentive award.

Company Performance		Bonus Potential
	Net Income as a % of Plan	Net Income	Target Bonus Multiplier	Bonus Target	Bonus as a % of Base Salary	Financial Performance Bonus Pool
		(in thousands)
Maximum	140%	$11,903	200%		90%	$1,908,270
Target	100%	$8,502	100%	45%	45%	$954,135
Threshold(1)	77.8%	$6,616	0%		0%	$0

(1)	No company performance bonus for net income below $6,616.

The following table sets forth, for our President and Chief Executive Officer, the fiscal year 2014 net income targets as well as the aggregate available bonus for purposes of the cash incentive award.

Company Performance		Bonus Potential
	Net Income as a % of Plan	Net Income	Target Bonus Multiplier	Bonus Target	Bonus as a % of Base Salary	Financial Performance Bonus
		(in thousands)
Maximum	140%	$11,903	200%		100%	$725,000
Target	100%	$8,502	100%	50%	50%	$362,500
Threshold(1)	77.8%	$6,616	0%		00%	$0

(1)	No company performance bonus for net income below plan of $6,616.

During fiscal year 2014, we incurred a net loss of $3.5 million, which was below our threshold of net income of $6.6 million and resulted in no financial performance bonuses for our executive officers (including our NEOs).

Long-Term Equity Incentives

Our equity incentive structure is intended to accomplish the following objectives:

•	balance and align the interests of participants and stockholders;

•	reward participants for demonstrated leadership and performance in relation to the creation of stockholder value;

•	increase equity ownership levels of key associates;

•	ensure competitive levels of compensation in line with our peer group; and

•	assist us in attracting, retaining and motivating key associates.

Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan

We adopted the Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan (the “2010 Plan”) in connection with our initial public offering. The 2010 Plan is administered by the Compensation Committee. The 2010 Plan provides for the granting of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, shares of restricted stock, restricted stock units, rights to dividend equivalents and other stock-based awards. As of March 31, 2015, the aggregate number of shares reserved for issuance under the 2010 Plan was 4,573,086, of which there were 1,974,540 shares available for future grant. The Compensation Committee determines the terms and conditions of each award, including the number of shares subject to the award, the vesting terms of the award and the purchase price for the award. Awards may be made in assumption of or in substitution for outstanding awards previously granted by us or our affiliates, or a company acquired by us or with which we combine. Stock option awards are valued using the Black-Scholes option valuation model, which is further disclosed in the notes to the consolidated financial statements in our Annual Report on Form 10-K.

Our NEOs and other executive officers, excluding Mr. Gordman, who retired on March 24, 2014, and Mr. King, who continued to serve as Chairman of the Board during his tenure as Interim President, Chief Executive Officer from March 2014 to August 2014, were awarded stock options and shares of restricted stock during fiscal year 2014, as summarized in “Compensation Tables—Grants of Plan-Based Awards.” Mr. Hall, who was appointed as President, Chief Executive Officer and Secretary on August 19, 2014, was awarded stock options upon commencement of employment. The number of stock options and shares of restricted stock granted to our NEOs was intended to serve as compensation for each executive’s performance, an incentive for each NEO to sustain his or her level of performance in the future and as a retention mechanism. The Compensation Committee determined the number of stock options and shares of restricted stock to be issued. The options and restricted stock were granted with an exercise price equal to the fair market value of our common stock as of the date of grant, and are subject to straight-line vesting of 25% each year over a four-year period, commencing on the first anniversary of the date of grant. Mr. King and Mr. Gordman were not awarded any equity incentives during fiscal year 2014.

Additional Executive Benefits and Perquisites

We provide the following benefits to our executive officers, including our NEOs, on the same basis as other eligible associates:

•	health insurance;

•	vacation, personal holidays and sick days; and

•	a 401(k) savings plan.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for associates. Our executive officers are reimbursed for any reasonable relocation expenses they incur as defined in their offer letters. We also provide an automobile allowance to our Senior Vice President of Stores.

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our associates or the business at this time. We sponsor a tax-qualified defined contribution retirement plan. Participation in the qualified plan is available to associates who meet certain age and service requirements.

401(k) Savings Plan

We offer a 401(k) savings plan that allows associates to defer a percentage of their income by making pretax contributions to the savings plan. The plan is available to all eligible associates, including our NEOs. In fiscal year 2014, we provided a matching contribution equal to 50% of associate deferrals up to a maximum of 4% of an associate’s base salary.

Employment Agreements and Severance and Change in Control Benefits

We have entered into severance agreements with our President and Chief Executive Officer and our other NEOs, excluding Mr. King, who was on a leave of absence from Sun Capital during his tenure as Interim President and Chief Executive Officer, that contain severance benefits and change in control provisions. Jeff Gordman, our former President and Chief Executive Officer, had an employment letter agreement that contained severance benefits and change in control provisions. We believe these severance and change in control benefits are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, we may enter into employment agreements with certain other executive officers. See “Compensation Tables—Agreements with, and Potential Payments to, Named Executive Officers—Potential Payments Upon Termination or Change in Control.”

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) limits our ability to deduct certain compensation in excess of $1.0 million paid to our CEO and to certain of our other NEOs during any fiscal year. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” We take into consideration whether the performance-based compensation we pay to our NEOs will satisfy the requirements for deductibility under Section 162(m); however, the Compensation Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation objectives and philosophy and in the best overall interests of our stockholders. For this reason, some compensation intended to be performance-based may exceed the limitations or not meet the requirements for deductibility under Section 162(m).

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Report of the Compensation Committee

The information contained in the following report of Gordmans’ Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Gordmans under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that Gordmans specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management and, based upon such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

This report is submitted by all of the current members of the Compensation Committee.

Respectfully submitted,

The Compensation Committee

Mark E. Brody, Chair

Donald V. Roach

Brian J. Urbanek

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during our three most recently completed fiscal years.

Summary Compensation Table

The following table shows the compensation earned by our current NEOs during the fiscal years ended January 31, 2015, February 1, 2014, and February 2, 2013, referred to as fiscal years 2014, 2013 and 2012, respectively.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew T. Hall,	2014	334,615	(5)	—		—	99,026	—	24,000	457,641
President, CEO
and Secretary(4)

T. Scott King,	2014	309,615	(7)	257,715	(8)	—	—	—	—	567,330
Former Interim President and
Chief Executive Officer and Current Chairman(6)

Jeffrey J. Gordman,	2014	99,538	(10)	—		—	—	—	554,460	653,998
Former President, CEO	2013	647,000		—		—	—	55,367	16,577	718,944
and Secretary(9)	2012	635,000		—		453,390	356,322	55,367	20,600	1,520,679

Michael D. James,	2014	242,000		—		52,220	50,441	—	5,209	349,870
Senior Vice President, CFO,	2013	238,000		—		—	—	32,425	362	270,787
Assistant Secretary and Treasurer	2012	235,000		—		73,185	57,011	32,016	5,000	402,212

Geoffrey B. Ayoub,	2014	278,000		25,000	(13)	60,014	57,948	—	12,301	433,263
Senior Vice President of Planning, Allocation and Analysis(11)	2013	200,206	(12)	—		107,604	87,624	50,000	196,033	641,467

Tracie L. Wickenhauser,	2014	291,346	(14)	50,000	(15)	64,690	62,426	—	10,800	479,262
Senior Vice President of Stores	2013	255,000		—		—	—	34,741	49,828	339,569
	2012	250,000		—		396,270	301,406	34,059	96,765	1,078,500

Michael E. Wirkkala,	2014	310,000		—		80,668	77,703	—	—	468,371
Executive Vice President of	2013	310,000		—		—	—	50,680	—	360,680
Operations and Chief Operating Officer	2012	303,000		—		137,445	108,125	49,536	33,316	631,422

(1)

Awards reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). Stock options were issued to Mr. Hall in August 2014 subject to time vesting at a rate of 25% per year over four years. Stock awards and stock options were issued to all of our NEOs, excluding Mr. Hall, Mr. King and Mr. Gordman, in June 2014 subject to time vesting at a rate of 25% per year over four years.

A special cash dividend of $3.60 per share of common stock was declared on August 26, 2013 and paid on September 23, 2013 on outstanding shares of common stock other than unvested restricted stock as of that date. Such dividend will be paid on the unvested restricted stock as it vests. Pursuant to the anti-dilution provisions of the 2010 Plan, the exercise price of each non-qualified and incentive stock option was reduced by $3.60 per share and $2.82 per share, respectively. In addition, the Company granted 77,195 shares of additional incentive stock options on September 24, 2013 to the existing holders of the incentive stock options in proportion to each executive officer’s incentive stock options that were granted in August 2010 to maintain the same intrinsic value of the awards both before and after the dividend payment; as a result, the additional incentive stock options are not included as compensation for fiscal year 2013. The additional incentive stock options adopted the same vesting schedule as the original incentive stock options awarded in August 2010. Such modifications, including the issuance of the additional incentive stock options, did not result in additional compensation expense to the Company.

Stock awards and stock options were issued to Mr. Ayoub in May 2013 subject to time vesting at a rate of 25% per year over four years. Stock awards were issued to all of our NEOs, excluding Mr. Hall, Mr. King and Mr. Ayoub, in September 2012 subject to time vesting at a rate of either 25% per year over four years or 20% per year over five years. Additional stock options were granted to all of our NEOs, excluding Mr. Hall, Mr. King and Mr. Ayoub, in September 2012 subject to time vesting at a rate of 25% per year over four years.

The Company uses the Black-Scholes option valuation model to estimate fair value of the options. The significant assumptions used in applying the Black-Scholes option valuation model are further disclosed in the notes to the consolidated financial statements in our Annual Report on Form 10-K.

(2)

Represents amounts earned under our performance-based cash incentive plan. See “Compensation Discussion and Analysis—Elements of Compensation-Performance-Based Cash Incentive Awards” for a more detailed discussion of the performance-based cash incentive plan.

(3)

Under the 2010 Plan, restricted stock, upon vesting, entitles the holder to receive any dividend paid by the Company. The Company declared a special cash dividend of $3.60 per share of common stock on August 26, 2013, of which $69.6 million was paid on September 23, 2013 and the remaining $0.3 million has been or will be paid as the unvested restricted stock eligible to receive the dividend becomes vested. In accordance with Item 402(c)(2)(ix) of Regulation S-K and the adopting release thereto (Release 33-8732A), the dividends awarded on shares of unvested restricted stock by virtue of the dividend rights contained in the restricted stock award agreements and in connection with the special cash dividend of $3.60 per share of common stock are not reflected in this column, as our stock price was reduced by $3.60 as a result of the special cash dividend. Pursuant to the special cash dividend, dividends received in fiscal years 2014 and 2013 on shares of restricted stock that were unvested on the September 23, 2013 dividend payment date attributable to each NEO who held eligible restricted stock were as follows:

	2014 Dividends on Unvested Restricted Stock	2013 Dividends on Unvested Restricted Stock
Mr. Gordman	$—	$22,860
Mr. James	3,690	3,690
Ms. Wickenhauser	16,974	16,974
Mr. Wirkkala	6,930	6,930

For Mr. Hall, ‘All Other Compensation’ represents the reimbursement of $24,000 in moving related expense in fiscal year 2014.

For Mr. Gordman, ‘All Other Compensation’ represents $547,462 of severance payments pursuant to Mr. Gordman’s employment agreement, as Mr. Gordman received severance for 12 months from his retirement date of March 24, 2014, $3,900 in automobile allowance and $3,098 in 401(k) matching contributions in fiscal year 2014, $15,600 in automobile allowance and $977 in 401(k) matching contributions in fiscal year 2013, and $15,600 in automobile allowance and $5,000 in 401(k) matching contributions in fiscal year 2012.

For Mr. James, ‘All Other Compensation’ represents $5,209, $362 and $5,000 in 401(k) matching contributions in fiscal years 2014, 2013 and 2012, respectively.

For Mr. Ayoub, ‘All Other Compensation’ represents the reimbursement of $9,093 in moving related expenses and $3,208 in 401(k) matching contributions in fiscal year 2014 and the reimbursement of $121,033 in moving related expenses and a signing bonus of $75,000 for fiscal year 2013.

For Ms. Wickenhauser, ‘All Other Compensation’ represents $10,800, $10,800 and $8,250 in automobile allowance in fiscal years 2014, 2013 and 2012, respectively, and the reimbursement of $39,028 and $88,515 in moving related expenses in fiscal years 2013 and 2012, respectively.

For Mr. Wirkkala, ‘All Other Compensation’ represents the reimbursement of $33,316 in moving related expenses in fiscal year 2012.

(4)	Mr. Hall’s employment with the Company began on August 19, 2014.
(5)	Reflects Mr. Hall’s annual base salary of $725,000 prorated from his hire date of August 19, 2014.
(6)	Mr. King’s tenure as Interim President and Chief Executive Officer with the Company began on March 24, 2014 and ended on August 19, 2014.
(7)	Reflects Mr. King’s annual base salary of $700,000 prorated for his tenure with the Company from March 24, 2014 to August 30, 2014.
(8)	Reflects a one-time bonus awarded to Mr. King for serving as Interim President and Chief Executive Officer.
(9)	Mr. Gordman retired as President, Chief Executive Officer and Secretary effective March 24, 2014.
(10)	Reflects Mr. Gordman’s annual base salary of $647,000 prorated through his date of retirement of March 24, 2014.
(11)	Mr. Ayoub’s employment with the Company began on May 13, 2013.
(12)	Reflects Mr. Ayoub’s annual base salary of $275,000 prorated from his hire date of May 13, 2013.
(13)

Reflects a one-time bonus awarded to Mr. Ayoub for covering duties usually performed by the Chief Merchandising Officer from May 28, 2014, the date the former Executive Vice President and Chief Merchandising resigned, to January 5, 2015, the hire date of our current Executive Vice President and Chief Merchandising Officer.

(14)

Reflects Ms. Wickenhauser’s annual base salary of $255,000 prorated through April 14, 2014 and Ms. Wickenhauser’s annual base salary of $300,000 prorated effective April 14, 2014 through the remainder of 2014.

(15)	Reflects a one-time retention bonus awarded to Ms. Wickenhauser in 2014.

Grants of Plan-Based Awards

In fiscal year 2014, Mr. King and Mr. Gordman did not receive a grant of stock or option awards requiring disclosure in the following table.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Potential Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Award Options ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Andrew T. Hall		—	167,308	334,615	—	—	—	—		—		—	—
	8/29/14	—	—	—	—	—	—	—		100,000	(1)	3.59	99,026

Michael D. James		—	108,900	217,800	—	—	—	—		—		—	—
	6/5/14	—	—	—	—	—	—	—		38,300	(1)	4.33	50,441
	6/5/14	—	—	—	—	—	—	13,400	(2)	—		—	52,220

Geoffrey B. Ayoub		—	125,100	250,200	—	—	—	—		—		—	—
	6/5/14	—	—	—	—	—	—	—		44,000	(1)	4.33	57,948
	6/5/14	—	—	—	—	—	—	15,400	(2)	—		—	60,014

Tracie L. Wickenhauser		—	135,000	270,000	—	—	—	—		—		—	—
	6/5/14	—	—	—	—	—	—	—		47,400	(1)	4.33	62,426
	6/5/14	—	—	—	—	—	—	16,600	(2)	—		—	64,690

Michael E. Wirkkala		—	139,500	279,000	—	—	—	—		—		—	—
	6/5/14	—	—	—	—	—	—	—		59,000	(1)	4.33	77,703
	6/5/14	—	—	—	—	—	—	20,700	(2)	—		—	80,668

(1)	Stock options vest at a rate of 25% per year over four years, commencing on the first anniversary of the grant date and ending on the fourth anniversary of the grant date.
(2)

Shares of restricted stock are issued and vest at a rate of 25% per year over four years, commencing on the first anniversary of the grant date and ending on the fourth anniversary of the grant date. Vesting is immediate upon a change in control of the Company or a participant’s death or disability, as defined in the 2010 Plan.

Outstanding Equity Awards at Fiscal Year-End

As of January 31, 2015, 576,602 shares of restricted stock were vested for accounting purposes.

The following table sets forth certain information with respect to the outstanding equity awards of each of our NEOs as of January 31, 2015 and, for stock options outstanding that were issued prior to August 26, 2013, reflects the adjustments noted above resulting from the special cash dividend of $3.60 per share of common stock that was declared on August 26, 2013.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Andrew T. Hall	8/29/14	—	100,000	3.59	8/29/24	—	—
T. Scott King	—	—	—	—	—	—	—
Jeffrey J. Gordman(3)	—	—	—	—	—	—	—
Michael D. James	8/10/10	19,217	4,804	8.18	8/10/20	—	—
	6/3/11	5,700	3,800	13.04	6/3/21	—	—
	9/27/12	5,800	5,800	14.25	9/27/22	2,050	7,585
	9/24/13	6,639	1,660	8.18	8/10/20	—	—
	6/5/14	—	38,300	4.33	6/5/24	13,400	49,580
Geoffrey B. Ayoub	5/28/13	6,000	18,000	9.21	5/28/23	6,300	23,310
	6/5/14	—	44,000	4.33	6/5/24	15,400	56,980
Tracie L. Wickenhauser	3/22/12	16,000	24,000	16.11	3/22/22	—	—
	9/27/12	7,800	7,800	14.25	9/27/22	12,770	47,249
	6/5/14	—	47,400	4.33	6/5/24	16,600	61,420
Michael E. Wirkkala	12/5/11	24,000	16,000	9.08	12/5/21	—	—
	9/27/12	11,000	11,000	14.25	9/27/22	3,850	14,245
	6/5/14	—	59,000	4.33	6/5/24	20,700	76,590

(1)

Options vest at a rate of 20% per year over five years, commencing on the first anniversary of the grant date and ending on the fifth anniversary of the grant date, for all options granted on August 10, 2010, June 3, 2011, December 5, 2011 and March 22, 2012. Options granted on September 27, 2012, May 28, 2013, June 5, 2014 and August 29, 2014 vest at a rate of 25% per year over four years, commencing on the first anniversary of the grant date and ending on the fourth anniversary of the grant date. The additional incentive stock options granted on September 24, 2013 adopted the same vesting schedule as the original incentive stock options granted on August 10, 2010, as well as the same term. Vesting is immediate upon a change in control of the company or a participant’s death or disability, as defined in the 2010 Plan.

(2)

Stock awards vest at a rate of 25% per year over four years or 20% over five years, commencing on the first anniversary of the grant date and ending on the fourth and fifth anniversaries of the grant date, respectively. Market value based upon the $3.70 closing price of our common stock on January 31, 2015.

(3)

Mr. Gordman retired from his position as President, Chief Executive Officer and Secretary on March 24, 2014; as a result, all unvested stock options and unvested restricted stock were forfeited on such date. According to the 2010 Plan, all vested stock options on Mr. Gordman’s date of retirement had to be exercised by Mr. Gordman within 90 days from his date of termination, at which time the stock options expire. Mr. Gordman did not exercise any stock options in fiscal 2014 and all stock options expired unexercised.

Option Exercises and Stock Vested

There were no stock options exercised by our NEOs during fiscal year 2014. The following table provides the aggregate value realized by certain NEOs upon the vesting of restricted stock awards in fiscal year 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Andrew T. Hall	—		—
T. Scott King	—		—
Jeffrey J. Gordman	—		—
Michael D. James	615	(1)	2,109	(1)
Geoffrey B. Ayoub	1,261	(2)	5,460	(2)
Tracie L. Wickenhauser	2,832	(3)	9,714	(3)
Michael E. Wirkkala	1,156	(4)	3,965	(4)

(1)

Amount equals the average of the high and low prices of our common stock on the applicable vesting dates multiplied by the number of shares that vested on such dates. On September 27, 2014, the Company withheld 410 shares of the 1,025 shares of restricted stock that vested on that date to satisfy the executive’s tax withholding obligations.

(2)

Amount equals the average of the high and low prices of our common stock on the applicable vesting dates multiplied by the number of shares that vested on such dates. On May 28, 2014, the Company withheld 839 shares of the 2,100 shares of restricted stock that vested on that date to satisfy the executive’s tax withholding obligations.

(3)

Amount equals the average of the high and low prices of our common stock on the applicable vesting dates multiplied by the number of shares that vested on such dates. On September 27, 2014, the Company withheld 1,883 shares of the 4,715 shares of restricted stock that vested on that date to satisfy the executive’s tax withholding obligations.

(4)

Amount equals the average of the high and low prices of our common stock on the applicable vesting dates multiplied by the number of shares that vested on such dates. On September 27, 2014, the Company withheld 769 shares of the 1,925 shares of restricted stock that vested on that date to satisfy the executive’s tax withholding obligations.

Pension Benefits

Our NEOs did not participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Our Board or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Agreements with, and Potential Payments to, Named Executive Officers

The following summaries provide a description of the agreements we have entered into with our NEOs covering the terms of their employment and/or potential severance benefits.

Jeffrey J. Gordman Employment Letter Agreement

We provided Mr. Gordman an employment letter agreement, dated as of October 16, 2008, setting forth the terms pursuant to which he served as our President and Chief Executive Officer. Mr. Gordman’s fiscal year 2010 annual base salary was set at $590,000 by our Board and was increased to $595,000 for fiscal year 2011, $635,000 for fiscal year 2012 and $647,000 for fiscal year 2013 by our Board. The letter agreement established his target cash incentive award at 65% of his base salary, which was increased to 70% in 2009 when the company match for the Nonqualified Deferred Compensation Plan was eliminated and 80% in 2012 as a result of the benchmarking analysis performed, with a maximum potential of 200% of his base salary. The letter agreement provided Mr. Gordman an automobile allowance and the opportunity to participate in our benefits programs consistent with our other NEOs. As noted in our Current Report on Form 8-K filed on March 25, 2014, as a result of his retirement on March 24, 2014, Mr. Gordman received 12 months of salary continuation at his fiscal year 2013 base salary of $647,000 and continued medical and dental coverage effective March 24, 2014 until the end of the 12 month salary continuation period per the employment letter agreement.

Severance Agreements

We are party to severance agreements with each of our NEOs other than Mr. King (Mr. King was appointed as Interim President and Chief Executive Officer as a result of Mr. Gordman’s retirement until a permanent President and Chief Executive Officer was found) and Mr. Gordman (Mr. Gordman’s severance is addressed in his employment letter agreement). The severance agreements provide that should an NEO be terminated without cause or within nine months of a change in control, the location of his or her place of work is moved more than 50 miles, or the position and scope of his or her responsibilities is significantly reduced, then, subject to execution of a release of claims against us, the NEO will receive salary continuation up to the earlier of six months (twelve months for Mr. Hall) or the date on which the NEO is employed by a third party, and continued medical and dental coverage until the end of the salary continuation period.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under the severance agreements with our NEOs (excluding Mr. King, who was not party to a severance agreement) if his or her employment with us terminated at the end of fiscal year 2014. The compensation described below for Mr. Gordman is based on the amount paid to him since his retirement on March 24, 2014. The information below assumes that each NEO has executed a release of claims against us and has not procured third party employment. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

Name	Component	Without Cause ($)	Change in Control ($)	Change in Location or Responsibilities Following Change in Control ($)
Andrew T. Hall	Base Salary Continuation	725,000	—	725,000
	Vesting of Equity Awards(1)	—	11,000	—

	Total Severance	725,000	11,000	725,000

Jeffrey J. Gordman	Base Salary Continuation(2)	647,000	—	647,000
	Vesting of Equity Awards(2)	—	—	—

	Total Severance	647,000	—	647,000

Michael D. James	Base Salary Continuation	121,000	—	121,000
	Vesting of Equity Awards(3)	—	57,165	—

	Total Severance	121,000	57,165	121,000

Geoffrey B. Ayoub	Base Salary Continuation	139,000	—	139,000
	Vesting of Equity Awards(4)	—	80,290	—

	Total Severance	139,000	80,290	139,000

Tracie L. Wickenhauser	Base Salary Continuation	150,000	—	150,000
	Vesting of Equity Awards(5)	—	108,669	—

	Total Severance	150,000	108,669	150,000

Michael E. Wirkkala	Base Salary Continuation	155,000	—	155,000
	Vesting of Equity Awards(6)	—	90,835	—

	Total Severance	155,000	90,835	155,000

(1)	Includes the unvested stock options issued in August 2014 and represents the fair market value of $3.70 per share as of January 31, 2015 less the exercise price of $3.59.
(2)

Mr. Gordman retired as President and Chief Executive Officer on March 24, 2014. In connection with such retirement, Mr. Gordman received $647,000 of base salary continuation for the twelve month period following his resignation, and all unvested restricted stock and unvested stock options were forfeited on March 24, 2014.

(3)

Includes the unvested restricted stock issued in September 2012 and June 2014. For the unvested restricted stock, this represents the fair market value of $3.70 per share as of January 31, 2015. The August 2010 stock options, June 2011 stock options, September 2012 stock options and the June 2014 stock options are not included as the fair market value of $3.70 per share as of January 31, 2015 is less than the exercise price of $8.18 per share, $13.04 per share, $14.25 per share and $4.33 per share, respectively.

(4)

Includes the unvested restricted stock issued in May 2013 and June 2014. For the unvested restricted stock, this represents the fair market value of $3.70 per share as of January 31, 2015. The May 2013 stock options and June 2014 stock options are not included as the fair market value of $3.70 per share as of January 31, 2015 is less than the exercise price of $9.21 per share and $4.33 per share, respectively.

(5)

Includes the unvested restricted stock issued in September 2012 and June 2014. For the unvested restricted stock, this represents the fair market value of $3.70 per share as of January 31, 2015. The March 2012 stock options, September 2012 stock options and the June 2014 stock options are not included as the fair market value of $3.70 per share as of January 31, 2015 is less than the exercise price of $16.11 per share, $14.25 per share and $4.33 per share, respectively.

(6)

Includes the unvested restricted stock issued in September 2012 and June 2014. For the unvested restricted stock, this represents the fair market value of $3.70 per share as of January 31, 2015. The December 2011 stock options, September 2012 stock options and the June 2014 stock options are not included as the fair market value of $3.70 per share as of January 31, 2015 is less than the exercise price of $9.08 per share, $14.25 per share and $4.33 per share, respectively.

Director Compensation

Messrs. Kasen and Shea each receive an annual fee in the amount of $50,000 as consideration for serving on our Board. Mr. Tuchman receives an annual fee in the amount of $60,500 as consideration for serving on our Board and as Chairman of the Audit Committee. Due to their association with Sun Capital, Messrs. Brody, Urbanek and Roach did not receive any compensation for their service as members of our Board during fiscal year 2014. While employed with Sun Capital through April 2014, Mr. Neimark did not receive any compensation for his service as a member of our Board due to his affiliation with Sun Capital. However, Mr. Neimark remained on the Board through May 2014 until he was replaced by Mr. Urbanek and, as he was no longer employed by Sun Capital, he received a fee of $4,167 (based on a $50,000 annual fee) for serving on our Board in May 2014. As Mr. King retired after serving as our interim President, Chief Executive Officer and Secretary, he received a fee of $41,667 (based on an annual fee of $100,000) as consideration for serving on our Board from September 2014 through January 2015. Mr. Hall and Mr. Gordman also were not paid any additional compensation for serving on our Board. See “Compensation Tables—Summary Compensation Table” for a description of the compensation Mr. Hall earned during fiscal year 2014 as our President and Chief Executive Officer, the compensation Mr. Gordman earned during fiscal year 2014 as our President and Chief Executive Officer through his retirement date of March 24, 2014 and the compensation Mr. King earned during fiscal year 2014 as our Interim President, Chief Executive Officer and Secretary from March 24, 2014 through August 19, 2014. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board or any committee thereof.

Director and Officer Indemnification and Limitation of Liability

The Company’s Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise provided by Delaware law.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

EXECUTIVE OFFICERS

The following table sets forth the names, ages (as of March 31, 2015) and titles of our current executive officers.

Name	Age	Position
Andrew T. Hall	54	President, Chief Executive Officer and Secretary
Michael D. James	53	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Lisa C. Evans	60	Executive Vice President and Chief Merchandising Officer
Michael E. Wirkkala	57	Executive Vice President of Operations and Chief Operating Officer
Geoffrey B. Ayoub	53	Senior Vice President of Planning, Allocation and Analysis
Roger L. Glenn	57	Senior Vice President of Human Resources
Richard H. Heyman	54	Senior Vice President and Chief Information Officer
Amy S. Myers	45	Senior Vice President of Marketing
Tracie L. Wickenhauser	41	Senior Vice President of Stores

For information about Andrew T. Hall, our President, Chief Executive Officer and Secretary, please see “Proposal No. 1—Election of Directors.”

Michael D. James joined the Company in 2006 and is Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Prior to joining Gordmans, Mr. James was the Chief Financial Officer of AMCON Distributing Company from 1994 to 2006. His work experience also includes various positions at the firm now known as PricewaterhouseCoopers where he practiced as a Certified Public Accountant from 1984 to 1994.

Lisa C. Evans joined Gordmans in January 2015 as Executive Vice President and Chief Merchandising Officer. Prior to joining Gordmans, Ms. Evans was employed with Carter’s, Inc. from 2009 to 2014, where she most recently served as Executive Vice President and Brand Leader. Ms. Evans also worked for Macy’s from 1987 to 2009, most recently serving as Senior Vice President and General Merchandising Manager, and has had a variety of senior merchandising leadership roles with the Kaufmann’s and Foley’s divisions of the former May Company.

Michael E. Wirkkala joined Gordmans in 2011 as Executive Vice President of Operations and Chief Operating Officer. Prior to joining Gordmans, Mr. Wirkkala was the Vice President of Store Operations for Charming Charlie. Prior to working for Charming Charlie, Mr. Wirkkala was employed with Macy’s from 1979 to 2010 where he held various executive leadership positions in stores, operations and logistics/supply chain management, most recently serving as Senior Vice President and Chief Financial Officer for Macy’s West.

Geoffrey B. Ayoub joined Gordmans in 2013 as Senior Vice President of Planning, Allocation and Analysis. Prior to joining Gordmans, Mr. Ayoub was the Chief Planning Officer for Edcon from 2009 to 2013. Prior to Edcon, Mr. Ayoub served as Senior Vice President of Business Planning and Integration for Home Shopping Network from 2006 to 2008. Mr. Ayoub also held merchandise planning and allocation leadership positions with J.C. Penney Corporation, Inc. from 2000 to 2006 and Limited Brands, Inc. from 1993 to 2000.

Roger L. Glenn joined Gordmans in 2012 as Senior Vice President of Human Resources. Prior to joining Gordmans, Mr. Glenn was employed with Safeway, Inc. from 1998 to 2011, where he most recently served as Group Vice President of Human Resources. He also held various other Human Resources leadership positions at Safeway in the Pleasanton, California area. Mr. Glenn held Human Resources leadership positions with Thorn Americas from 1997 to 1998 and Mervyns from 1983 to 1997.

Richard H. Heyman joined Gordmans in 2009 and is Senior Vice President and Chief Information Officer. Prior to joining Gordmans, Mr. Heyman was Vice President of Information Technology for Pamida Stores from 2007 to 2008 and Project Director at Distributed Intelligence Systems, Inc. from 2004 to 2007. Mr. Heyman also founded a retail systems and consulting company, Sirius Retail, and served as its President and Chief Executive Officer from 1999 to 2004. He held the position of Vice President of Information Technology and Strategic Planning for Baker’s Supermarkets while with this company from 1985 to 1999.

Amy S. Myers joined Gordmans in July 2014 as Senior Vice President of Marketing. Prior to joining Gordmans, Ms. Myers was employed with Things Remembered from 2006 to 2014 where she most recently served as Vice President—Creative Services. She also held various marketing positions at Shop at Home TV and Kraft Foods and managed the statistics, circulation and promotions departments at Spiegel, Inc.

Tracie L. Wickenhauser joined Gordmans in 2012 as Senior Vice President of Stores. Prior to joining Gordmans, Ms. Wickenhauser was employed with Kohl’s Department Stores from 2004 to 2011, where she most recently served as Regional Vice President for the southern California region. She also held district and store management positions at Kohl’s in the St. Louis, Missouri area. Ms. Wickenhauser was employed with Target Stores from 1999 to 2004 and held assistant store manager and store manager positions.

Family Relationships

There are no family relationships between any of our directors or executive officers.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Statement of Policy Regarding Transactions with Related Persons

We have adopted a written statement of policy with respect to related party transactions, which is administered by our Nominating and Corporate Governance Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $120,000 when aggregated with all similar transactions, or transactions that have received pre-approval of our Audit Committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	our Nominating and Corporate Governance Committee approves or ratifies such transaction in accordance with the terms of the policy; or

•

the chair of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $120,000, provided that for the Related Party Transaction to continue it must be approved by our Nominating and Corporate Governance Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Nominating and Corporate Governance Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event ratification is not forthcoming at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Sun Capital Services Agreement

In connection with our initial public offering, we entered into a Services Agreement with Sun Capital Management to (i) reimburse Sun Capital Management for out-of-pocket expenses incurred in providing consulting services to us and (ii) provide Sun Capital Management with customary indemnification for any such services. We reimbursed Sun Capital Management $0.4 million in fiscal year 2014 for expenses under this Services Agreement and for the professional consulting services provided by an unrelated third party related to the search for a new chief executive officer.

Registration Agreement

We are party to a registration agreement with Sun Gordmans, LP (“Sun Gordmans”) and certain other investors identified on the signature pages thereto, pursuant to which Sun Gordmans has the right, on an unlimited number of occasions, to demand that we register shares of our common stock under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations. In addition, the parties thereto are entitled to piggyback registration rights with respect to the registration of shares of our common stock. In the event that we propose to register any shares under the Securities Act either for our own account or for the account of any of our stockholders, the parties thereto having piggyback registration rights are entitled to receive notice of such registration and to include additional shares of our common stock in any such registration, subject to customary cutbacks and other limitations.

These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of our common stock held by such stockholders to be included in such registration. We are generally required to bear all expenses of such registration (other than underwriting discounts and commissions). We, Sun Gordmans and the other investors party to the registration agreement have agreed to not affect any public sale or distribution of our equity securities (including sales pursuant to Rule 144) during the period commencing seven days before the effective date of a registration statement and ending 90 days thereafter, unless the underwriters managing the registered public offering otherwise agree. In connection with each of these registrations, we have agreed to indemnify the holders of registrable securities against certain liabilities under the Securities Act.

In May 2012, the Company filed a shelf registration statement under the Securities Act of 1933, pursuant to which we, Sun Gordmans, LP and other stockholders named in the registration statement can sell shares of common stock.

Employment and Other Agreements with Management

We were party to an employment agreement with Mr. Gordman, our former President and Chief Executive Officer, and are party to a severance agreement with each of our other NEOs (other than Mr. King) as well as with Mr. Heyman, Mr. Glenn and Ms. Myers. For more information regarding these agreements with our NEOs, see “Executive Compensation—Compensation Tables—Agreements with, and Potential Payments to, Named Executive Officers.”

Lease with Related Party

We were party to a lease agreement for our former corporate office with A. G. Realty, an organization owned in part by Nelson T. Gordman and Jerome P. Gordman, the uncle and father, respectively, of our former President and Chief Executive Officer, Jeff Gordman. The lease for our former corporate office had been in effect for 43 years when it expired in 2014. This lease contained an option to renew for another five year period, although this option was not renewed as the Company relocated its corporate office in early 2014. Rent paid in fiscal year 2014 for our former corporate office was $194,250.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation provides that for so long as affiliates of Sun Capital own 30% or more of our outstanding shares of common stock, they will have the right to designate a majority of our Board. For so long as Sun Capital has the right to designate a majority of our Board, the directors designated by affiliates of Sun Capital are expected to constitute a majority of each committee of our Board (other than the Audit Committee) and the chairman of each of the committees (other than the Audit Committee) is expected to be a director serving on such committee who is selected by affiliates of Sun Capital, provided that, at such time as we are not a “controlled company” under the NASDAQ Stock Market corporate governance standards, our committee membership will comply with all applicable requirements of those standards and a majority of our Board of Directors will be “independent directors,” as defined under the rules of the NASDAQ Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of shares of our common stock as of March 31, 2015 for:

•	each person who is known by us to own beneficially more than 5% of our common stock (based on their public filings with the SEC as of March 31, 2015);

•	each director and nominee for director and each of our NEOs; and

•	all current members of our Board and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2015 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 19,583,523 shares of common stock outstanding as of March 31, 2015. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Number of Shares	Percent (%)
5% Stockholders:
Sun Gordmans, LP(1)	9,873,719	50.4
H.I.G. Sun Partners, Inc.(2)	12,163	*
Named Executive Officers and Directors:
Andrew T. Hall	100,000	*
T. Scott King(3)	50,000	*
Jeffrey J. Gordman(4)	—	*
Michael D. James(5)	119,208	*
Geoffrey B. Ayoub(6)	34,961	*
Tracie L. Wickenhauser(7)	67,358	*
Michael E. Wirkkala(8)	65,071	*
Mark E. Brody(9)	—	*
Stewart M. Kasen	2,000	*
Donald V. Roach(9)	—	*
James A. Shea	2,500	*
Kenneth I. Tuchman	5,000	*
Brian J. Urbanek(9)	—	*
All Named Executive Officers and Directors as a group (13 persons)	446,098	2.3

*	Indicates less than one percent.

(1)

Sun Gordmans is a wholly owned subsidiary of Sun Capital Partners V, L.P. Messrs. Marc J. Leder and Rodger R. Krouse each own 50% of the membership interests in Sun Capital Partners V, Ltd. (“Sun Partners V Ltd”), which in turn is the general partner of Sun Capital Advisors V, L.P. (“Sun Advisors V”), which in turn is the general partner of Sun Capital Partners V, L.P. (“Sun Partners V LP”). As a result, Messrs. Leder and Krouse, Sun Partners V Ltd, Sun Advisors V and Sun Partners V LP may be deemed to have indirect beneficial ownership of the securities owned directly by Sun Gordmans. Each of Messrs. Leder and Krouse, Sun Partners V Ltd, Sun Advisors V and Sun Partners V LP expressly disclaim beneficial ownership of any securities in which they do not have a pecuniary interest. The business address for Sun Gordmans is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.

(2)	Sun Gordmans has the power to vote the shares held by H.I.G. Sun Partners, Inc. The business address for H.I.G. Sun Partners, Inc. is 1001 Brickell Bay Drive, 27th Floor, Miami, FL 33131.
(3)	Mr. King served as Interim President, Chief Executive Officer and Secretary from March 24, 2014 to August 19, 2014.
(4)

Mr. Gordman retired effective March 24, 2014. On that date, Mr. Gordman beneficially owned 347,316 shares and the Company does not have any more recent information on Mr. Gordman’s shares beneficially owned.

(5)

Includes 66,402 shares of common stock, 2,050 shares of unvested restricted stock issued in September 2012, 13,400 shares of unvested restricted stock issued in June 2014 and 37,356 stock options currently exercisable or exercisable within 60 days of March 31, 2015.

(6)

Includes 1,261 shares of common stock, 6,300 shares of unvested restricted stock issued in May 2013, 15,400 shares of unvested restricted stock issued in June 2014 and 12,000 stock options currently exercisable or exercisable within 60 days of March 31, 2015.

(7)

Includes 6,188 shares of common stock, 12,770 shares of unvested restricted stock issued in September 2012, 16,600 shares of unvested restricted stock issued in June 2014 and 31,800 stock options currently exercisable or exercisable within 60 days of March 31, 2015.

(8)

Includes 5,521 shares of common stock, 3,850 shares of unvested restricted stock issued in September 2012, 20,700 shares of unvested restricted stock issued in June 2014 and 35,000 stock options currently exercisable or exercisable within 60 days of March 31, 2015.

(9)	Messrs. Brody, Roach and Urbanek are employees of Sun Capital, an affiliate of Sun Gordmans. However, Messrs. Brody, Roach and Urbanek are not the beneficial owners of the stock held by Sun Gordmans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers and beneficial owners of 10% or more of our common stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of the Company’s common stock with the SEC. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons, we believe that for fiscal year 2014 all reporting persons complied with Section 16(a) filing requirements.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Gordmans’ Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Gordmans under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that Gordmans specifically incorporates it by reference.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the effectiveness of the corporate compliance program and such other duties as directed by the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 31, 2015 with the Company’s management. In addition, the Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 for filing with the Securities and Exchange Commission.

This report is submitted by all current members of the Audit Committee.

Respectfully submitted,

The Audit Committee

Kenneth I. Tuchman, Chair

Stewart M. Kasen

James A. Shea

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015

Our Audit Committee has appointed Grant Thornton LLP to be our independent registered public accounting firm for fiscal year 2015. The stockholders are being asked to ratify this appointment at the Annual Meeting. We do not expect representatives of Grant Thornton LLP to be present at the Annual Meeting.

The following table sets forth the fees for services provided by Grant Thornton in fiscal years 2014 and 2013.

	Fiscal Year 2014	Fiscal Year 2013(1)
Audit Fees	$712,197	$715,800
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total of All Fees	$712,197	$715,800

(1)

Fiscal Year 2013 audit fees of $655,800 as reported in last year’s proxy statement did not include $60,000 billed in June 2014, after the proxy statement was issued, for fiscal year 2013 audit services provided. As a result, the fiscal year 2013 audit fees as reported herein include the $60,000 billed in June 2014 for fiscal year 2013 audit services.

Audit Fees.  Audit Fees include fees billed for professional services rendered in connection with the audit of our consolidated financial statements and the review of our interim consolidated financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards.

Audit-Related Fees.  There were no amounts billed for audit-related services during fiscal year 2014 or fiscal year 2013.

Tax Fees.  There were no amounts billed for tax-related services during fiscal year 2014 or fiscal year 2013.

The Audit Committee pre-approves the terms of all auditing services and the terms of any non-audit services which the independent registered public accounting firm is permitted to render under Section 10A(h) of the Exchange Act. Pursuant to our Audit Committee Pre-Approval Policy, the Audit Committee may delegate the pre-approval to one or more of its members, provided that such approvals are presented to the Audit Committee at a subsequent meeting.

The Audit Committee has adopted a written policy for pre-approvals. The policy provides that the Committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy also provides that the Committee should be mindful of the relationship between fees for audit and non-audit services. The Committee has delegated this pre-approval authority to the Chairman of the Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2015 MEETING

We evaluate director nominees recommended by stockholders in the same manner in which we evaluate other director nominees. We have established through our Nominating and Corporate Governance Committee selection criteria that identifies desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the Board and other criteria determined by the Nominating and Corporate Governance Committee from time to time.

In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the proxy statement for the 2016 annual meeting of stockholders of the Company must be received by the Company no later than December 25, 2015, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to such meeting.

In addition, our Bylaws establish advance notice procedures for (1) the nomination, other than by or at the direction of the Board, of candidates for election as directors and (2) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board. Any stockholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with the procedures set forth in our Bylaws. Any such proposals, as well as any questions related thereto, should be timely submitted in writing to our Secretary at the address below. Our Secretary must receive this notice no earlier than February 5, 2016 and no later than March 6, 2016. Any such notice must include the information set forth in our Bylaws.

Stockholder notices should be sent to our Secretary at: Gordmans Stores, Inc., Attention: Secretary, 1926 South 67th Street, Omaha, Nebraska 68106. You may also contact our Secretary for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies properly provided to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

The proxies being solicited hereby are being solicited by our Board. The cost of soliciting proxies will be borne by the Company. We have not retained an outside firm to aid in the solicitation. Officers and associates of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

A copy of our Annual Report on Form 10-K for fiscal year 2014 as filed with the Securities and Exchange Commission is posted on our corporate website at www.gordmans.com. We are providing a copy without charge to each person from whom a proxy is solicited. To request an additional copy of the Annual Report, please write to Gordmans Stores, Inc., Attention: Investor Relations, 1926 South 67th Street, Omaha, Nebraska 68106.

By order of the Board of Directors

Andrew T. Hall

President, Chief Executive Officer and Secretary

Omaha, Nebraska

April 29, 2015

Important Notice Regarding the Availability of Proxy Materials for

The Annual Meeting of Stockholders to be held June 4, 2015.

This Proxy Statement and our 2014 Annual Report to Stockholders

are available at http://investor.gordmans.com/financials.cfm

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GORDMANS STORES, INC.

The undersigned appoints Andrew T. Hall and Michael D. James as proxies, with the power to appoint their substitutes, and authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Gordmans Stores, Inc. held of record by the undersigned at the close of business on April 10, 2015 at the Annual Meeting of Gordmans Stores, Inc. to be held on June 4, 2015 or at any adjournment thereof.

Please mark your votes as indicated in this example	☒

This proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” Proposals 1 and 2.

The Board of Directors recommends a vote FOR all the nominees listed below in Proposal 1 and a vote FOR Proposal 2.

	For	Withhold
1. Election of Directors:

01–Brian J. Urbanek	☐	☐
02–Kenneth I. Tuchman	☐	☐

		For	Against	Abstain

2.	Ratification of the Appointment of Grant Thornton LLP as the independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.